                                                                    EXHIBIT 4(d)
                                                           Draft of July 5, 1995



- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                         AMENDED AND RESTATED AGREEMENT


                                       OF


                               LIMITED PARTNERSHIP


                                       OF


                             COMSAT CAPITAL I, L.P.



- -------------------------------------------------------------------------------


                        DATED AS OF ______________, 1995


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                 TABLE OF CONTENTS


                                    ARTICLE I

                                  DEFINED TERMS

     Section 1.1  Definitions . . . . . . . . . . . . . . . . . . . . . . . .  1

                                   ARTICLE II

                        CONTINUATION OF THE PARTNERSHIP;
                     ADMISSION OF PREFERRED SECURITY HOLDERS

     Section 2.1  Continuation of the Partnership . . . . . . . . . . . . . .  8
     Section 2.2  Name  . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     Section 2.3  Business of the Partnership . . . . . . . . . . . . . . . .  8
     Section 2.4  Term  . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     Section 2.5  Registered Agent and Office . . . . . . . . . . . . . . . .  9
     Section 2.6  Principal Place of Business . . . . . . . . . . . . . . . .  9
     Section 2.7  Name and Business Address of General Partner  . . . . . . .  9
     Section 2.8  Qualification to Do Business  . . . . . . . . . . . . . . .  9
     Section 2.9  Admission of Holders of Preferred Securities as Limited
          Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

                                   ARTICLE III

                    CAPITAL CONTRIBUTIONS; REPRESENTATION OF
             PREFERRED SECURITY HOLDER'S INTEREST; CAPITAL ACCOUNTS

     Section 3.1  Capital Contributions . . . . . . . . . . . . . . . . . . . 10
     Section 3.2  Preferred Security Holder's Interest Represented by
          LP Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     Section 3.3  Capital Accounts  . . . . . . . . . . . . . . . . . . . . . 11
     Section 3.4  Interest on Capital Contributions . . . . . . . . . . . . . 11
     Section 3.5  Withdrawal and Return of Capital Contributions  . . . . . . 11

                                   ARTICLE IV

                                   ALLOCATIONS

     Section 4.1  Profits and Losses  . . . . . . . . . . . . . . . . . . . . 11
     Section 4.2  Special Allocations . . . . . . . . . . . . . . . . . . . . 13
     Section 4.3  Allocations for Income Tax Purposes . . . . . . . . . . . . 14
     Section 4.4  Withholding . . . . . . . . . . . . . . . . . . . . . . . . 14

                                     ARTICLE V

                           DIVIDENDS AND DISTRIBUTIONS

     Section 5.1  Dividends . . . . . . . . . . . . . . . . . . . . . . . . . 15
     Section 5.2  Limitations on Distributions  . . . . . . . . . . . . . . . 15

                                   ARTICLE VI

                        ISSUANCE OF PREFERRED SECURITIES

     Section 6.1  General Provisions Regarding Preferred Securities . . . . . 15
     Section 6.2  Preferred Securities  . . . . . . . . . . . . . . . . . . . 17

                                   ARTICLE VII

                      BOOKS OF ACCOUNT, RECORDS AND REPORTS

     Section 7.1  Books and Records . . . . . . . . . . . . . . . . . . . . . 24
     Section 7.2  Accounting Method . . . . . . . . . . . . . . . . . . . . . 24

                                  ARTICLE VIII

                            POWERS, RIGHTS AND DUTIES
                             OF THE LIMITED PARTNERS

     Section 8.1  Limitations . . . . . . . . . . . . . . . . . . . . . . . . 25
     Section 8.2  Liability . . . . . . . . . . . . . . . . . . . . . . . . . 25
     Section 8.3  Priority  . . . . . . . . . . . . . . . . . . . . . . . . . 25

                                   ARTICLE IX

                           POWERS, RIGHTS AND DUTIES
                             OF THE GENERAL PARTNER

     Section 9.1  Authority . . . . . . . . . . . . . . . . . . . . . . . . . 25
     Section 9.2  Powers and Duties of General Partner  . . . . . . . . . . . 25
     Section 9.3  Expenses Payable by General Partner . . . . . . . . . . . . 27
     Section 9.4  Liability . . . . . . . . . . . . . . . . . . . . . . . . . 27
     Section 9.5  Exculpation . . . . . . . . . . . . . . . . . . . . . . . . 27
     Section 9.6  Fiduciary Duty  . . . . . . . . . . . . . . . . . . . . . . 28
     Section 9.7  [Intentionally Omitted.]  . . . . . . . . . . . . . . . . . 29
     Section 9.8  Investment Company or Tax Actions . . . . . . . . . . . . . 29
     Section 9.9  Outside Businesses  . . . . . . . . . . . . . . . . . . . . 29
     Section 9.10 Limits on General Partner's Powers  . . . . . . . . . . . . 30
     Section 9.11 Tax Matters Partner . . . . . . . . . . . . . . . . . . . . 31
     Section 9.12 Merger, Consolidation or Amalgamation of the Partnership  . 32

                                     ARTICLE X

                       TRANSFERS OF INTERESTS BY PARTNERS

     Section 10.1  Transfer of Interests  . . . . . . . . . . . . . . . . . . 33
     Section 10.2  Transfer of LP Certificates  . . . . . . . . . . . . . . . 33
     Section 10.3  Persons Deemed Preferred Security Holders  . . . . . . . . 34
     Section 10.4  Book-Entry Interests . . . . . . . . . . . . . . . . . . . 34
     Section 10.5  Notices to Clearing Agency . . . . . . . . . . . . . . . . 35
     Section 10.6  Appointment of Successor Clearing Agency . . . . . . . . . 35
     Section 10.7  Definitive LP Certificates; Appointment of Paying Agent  . 35

                                   ARTICLE XI

                            WITHDRAWAL; DISSOLUTION;
                     LIQUIDATION AND DISTRIBUTION OF ASSETS

     Section 11.1  Withdrawal of Partners . . . . . . . . . . . . . . . . . . 36
     Section 11.2  Dissolution of the Partnership . . . . . . . . . . . . . . 36
     Section 11.3  Liquidation  . . . . . . . . . . . . . . . . . . . . . . . 38
     Section 11.4  Distribution in Liquidation  . . . . . . . . . . . . . . . 39
     Section 11.5  Rights of Limited Partners . . . . . . . . . . . . . . . . 39
     Section 11.6  Termination  . . . . . . . . . . . . . . . . . . . . . . . 39

                                   ARTICLE XII

                             AMENDMENTS AND MEETINGS

     Section 12.1  Amendments . . . . . . . . . . . . . . . . . . . . . . . . 39
     Section 12.2  Amendment of Certificate . . . . . . . . . . . . . . . . . 40
     Section 12.3  Meetings of Partners . . . . . . . . . . . . . . . . . . . 40

                                  ARTICLE XIII

                                  MISCELLANEOUS

     Section 13.1  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . 41
     Section 13.2  Power of Attorney  . . . . . . . . . . . . . . . . . . . . 42
     Section 13.3  Entire Agreement . . . . . . . . . . . . . . . . . . . . . 42
     Section 13.4  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . 42
     Section 13.5  Effect . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     Section 13.6  Pronouns and Number  . . . . . . . . . . . . . . . . . . . 42
     Section 13.7  Captions . . . . . . . . . . . . . . . . . . . . . . . . . 43
     Section 13.8  Partial Enforceability . . . . . . . . . . . . . . . . . . 43
     Section 13.9  Counterparts . . . . . . . . . . . . . . . . . . . . . . . 43
     Section 13.10 Waiver of Partition  . . . . . . . . . . . . . . . . . . . 43
     Section 13.11 Remedies . . . . . . . . . . . . . . . . . . . . . . . . . 43

 ANNEX A --     Form of LP Certificate Evidencing Preferred Securities

                          AMENDED AND RESTATED AGREEMENT
                             OF LIMITED PARTNERSHIP

                                       OF

                             COMSAT CAPITAL I, L.P.


          AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of COMSAT Capital I, L.P., a Delaware limited partnership (the "PARTNERSHIP"), dated as of _______, 1995, among COMSAT Corporation, a District of Columbia corporation ("COMSAT"), as the general partner, the Partnership and COMSAT SPV, Inc., a Delaware corporation, as the initial limited partner (the "INITIAL LIMITED PARTNER") and such other Persons (as defined herein) who become Limited Partners (as defined herein) as provided herein.

          WHEREAS, COMSAT and the Initial Limited Partner entered into a Limited Partnership Agreement, dated as of May 22, 1995 (the "ORIGINAL LIMITED PARTNERSHIP AGREEMENT");

          WHEREAS, the Certificate of Limited Partnership of the Partnership was filed with the Office of the Secretary of State of the State of Delaware on May 22, 1995; and

          WHEREAS, the Partners desire to continue the Partnership under the Act (as defined herein) and to amend and restate the Original Limited Partnership Agreement in its entirety.

          NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Original Limited Partnership Agreement as follows:


                                    ARTICLE I

                                  DEFINED TERMS

          Section 1.1 DEFINITIONS. Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

          "1940 ACT" means the Investment Company Act of 1940, as amended.

           "ACT" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

          "ADDITIONAL DIVIDENDS" means Dividends that shall accrue on any Dividend arrearages in respect of the Preferred Securities (as defined herein) at the rate of ___% per annum, compounded monthly.

          "ADDITIONAL INTEREST" means (i) interest that shall accrue on any interest on the Subordinated Debentures (as defined herein) that is not paid when due or not paid during an extension of an interest payment period, which in either case shall accrue at the rate of ___% per annum compounded monthly, and
(ii) an amount equal to any amount that the Partnership would be required to pay in taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority such that the net amounts received and retained by the Partnership after paying any such taxes, duties, assessments or governmental charges will not be less than the amounts the Partnership would have received had no such taxes, duties, assessments or governmental charges been imposed.

          "AFFILIATE" means, with respect to a specified Person, (a) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities or other ownership interests of the specified Person, (b) any Person 10% or more of whose outstanding voting securities or other ownership interests are directly or indirectly owned, controlled or held with power to vote by the specified Person, (c) any Person directly or indirectly controlling, controlled by, or under common control with the specified Person, (d) a partnership in which the specified Person is a general partner, (e) any officer or director of the specified Person and (f) if the specified Person is an officer, director, general partner or employee, any other entity for which the specified Person acts in any such capacity.

          "AGREEMENT" means this Amended and Restated Agreement of Limited Partnership, as amended, modified, supplemented or restated from time to time in accordance with its terms.

          "BOOK-ENTRY INTEREST" means a beneficial interest in the LP Certificates (as defined herein), ownership of which shall be recorded and transfers of which shall be made through the book-entry system of a Clearing Agency (as defined herein) as described in Section 10.4.

           "BUSINESS DAY" means any day other than a day on which banking institutions in The City of New York are authorized or required by law or executive order to close.

          "CAPITAL ACCOUNT" has the meaning set forth in Section 3.3.

          "CERTIFICATE" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware on May 22, 1995, and any and all amendments thereto and restatements thereof.

          "CHANGE IN 1940 ACT LAW" has the meaning set forth in the definition of "Investment Company Event" below.

          "CLEARING AGENCY" means an organization registered as a "Clearing Agency" pursuant to Section 17A of the Exchange Act (as defined herein) that is acting as depositary for the Preferred Securities and in whose name (or nominee's name) shall be registered one or more global LP Certificates and which shall undertake to effect book-entry transfers and pledges of the Preferred Securities.

          "CLEARING AGENCY PARTICIPANT" means a broker, dealer, bank, other financial institution or other Person for whom from time to time a Clearing Agency effects bookentry transfers and pledges of interests in securities deposited with the Clearing Agency.

          "CLOSING DATE" means the "Time of Delivery" under the Underwriting Agreement (as defined herein).

          "CODE" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section (Section) of the Code refers not only to such specific section, but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

          "COMSAT" has the meaning set forth in the introductory paragraph of this Agreement.

          "COMSAT COMMON STOCK" means the common stock, without par value, of COMSAT.

          "COVERED PERSON" means any officers, directors, shareholders, partners, employees, representatives or agents of the General Partner or its Affiliates, or any employee or agent of the Partnership or its Affiliates.

          "DEFINITIVE LP CERTIFICATES" has the meaning set forth in Section 10.4 of this Agreement.

          "DIVIDENDS" means the cumulative cash distributions from the Partnership with respect to the Interests (as defined herein) represented by the Preferred Securities, accruing from the Closing Date and payable monthly in arrears on the last day of each calendar month of each year, commencing ___________, 1995, pursuant to Section 6.2.

          "DIVIDEND PAYMENT DATE" has the meaning set forth in Section 6.2(b)(ii) of this Agreement.

          "DTC" means The Depository Trust Company, the initial Clearing Agency.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "FISCAL PERIOD" means each calendar month.

          "FISCAL YEAR" means (i) the period commencing upon the formation of the Partnership and ending on December 31, 1995, and (ii) any subsequent twelve
(12) month period commencing on January 1 and ending on December 31.

          "GENERAL PARTNER" means COMSAT in its capacity as general partner of the Partnership, its permitted successors, or any successor general partner in the Partnership admitted as such pursuant to the applicable provisions of this Agreement.

          "GUARANTEE" means the Guarantee Agreement dated as of _____________, 1995 of COMSAT in favor of the Preferred Security Holders (as defined herein) with respect to the Preferred Securities.

          "HOLDER" or "PREFERRED SECURITY HOLDER" means a Limited Partner in whose name an LP Certificate representing Preferred Securities is registered.

          "INDENTURE" means the Indenture, dated as of _______________, 1995, as amended or supplemented from time to time, between COMSAT and the Trustee and any supplemental Indenture thereto entered into by COMSAT pursuant to which Subordinated Debentures of COMSAT are to be issued.

          "INITIAL LIMITED PARTNER" has the meaning set forth in the introductory paragraph of this Agreement.

          "INTEREST" means the entire ownership interest of a Partner in the Partnership at any particular time, including, without limitation, its interest in the capital, profits, losses and distributions of the Partnership.

          "INVESTMENT COMPANY EVENT" means the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "CHANGE IN 1940 ACT LAW") to the effect that the Partnership is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 ACT"), which Change in 1940 Act Law becomes effective on or after _____________, 1995; PROVIDED, HOWEVER, that no Investment Company Event shall be deemed to have occurred if the General Partner obtains a written opinion of nationally recognized independent counsel to the Partnership experienced in practice under the 1940 Act to the effect that, notwithstanding such Change in 1940 Act Law, the Partnership is not required to be registered as an "investment company" within the meaning of the 1940 Act.

          "LIMITED PARTNER" means any Person who is admitted to the Partnership as a Limited Partner pursuant to the terms of this Agreement.

          "LIQUIDATION DISTRIBUTION" has the meaning set forth in Section
4.1(c).

          "LIQUIDATOR" has the meaning specified in Section 11.3 of this Agreement.

          "LP CERTIFICATE" means a certificate substantially in the form attached hereto as Annex A, evidencing the Preferred Securities held by a Limited Partner.

          "MAJORITY (OR OTHER STATED PERCENTAGE) IN LIQUIDATION PREFERENCE" means Holder(s) of Preferred Securities who are the record owners of Preferred Securities whose aggregate liquidation preferences represent not less than 50% (or not less than the relevant stated percentage) of the aggregate liquidation preference of all Preferred Securities then outstanding.

          "NET INCOME" and "NET LOSS", respectively, for any Fiscal Period means the income and loss, respectively, of the Partnership for such Fiscal Period as determined in accordance with the method of accounting followed by the Partnership for federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Partnership which are described in Code

Section 705(a)(2)(B); PROVIDED, HOWEVER, that any item allocated under Section
4.2 shall be excluded from the computation of Net Income and Net Loss.

          "NOTICE OF REDEMPTION" has the meaning set forth in Section 6.2(d)(i) of this Agreement.

          "NYSE" means the New York Stock Exchange, Inc.

          "ORIGINAL LIMITED PARTNERSHIP AGREEMENT" has the meaning set forth in the recitals to this Agreement.

          "PARTNERS" means the General Partner and the Limited Partners, collectively, where no distinction is required by the context in which the term is used.

          "PARTNERSHIP" means the limited partnership formed under the Act pursuant to the Original Limited Partnership Agreement upon filing of the Certificate, and continued pursuant to this Agreement.

          "PERSON" means any individual, corporation, association, partnership, trust or other entity.

          "POWER OF ATTORNEY" means the Power of Attorney granted pursuant to
Section 13.2.

          "PREFERRED SECURITIES" means the Interests of Limited Partners described in Article VI.

          "PREFERRED SECURITY OWNER" means, with respect to a Book-Entry Interest, a Person who is the beneficial owner of such Book-Entry Interest, as reflected on the books of the Clearing Agency, or on the books of a Person maintaining an account with such Clearing Agency (directly as a Clearing Agency Participant or as an indirect participant, in each case in accordance with the rules of such Clearing Agency or Clearing Agency Participant).

          "PURCHASE PRICE" for any Preferred Security means the amount paid per Preferred Security pursuant to the Underwriting Agreement, payment of which shall constitute the contribution to capital contemplated by Section 3.1(c).

          "REDEMPTION PRICE" has the meaning set forth in Section 6.2(c) of this Agreement.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

           "SPECIAL REPRESENTATIVE" means the Person appointed by the Preferred Security Holders pursuant to Section 6.2(f) of this Agreement.

          "SUBORDINATED DEBENTURES" means the __% Junior Subordinated Deferrable Interest Debentures of COMSAT issued pursuant to the Indenture and sold by COMSAT to the Partnership in connection with the issuance and sale by the Partnership of the Preferred Securities.

          "SUCCESSOR SECURITIES" has the meaning set forth in Section 9.12 of this Agreement.

          "TAX EVENT" means that the General Partner shall have obtained an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after _______, 1995), or (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the generally accepted position on ________, 1995, which amendment or change is effective or such interpretation or pronouncement is announced on or after _______, 1995, there is more than an insubstantial risk that (i) the Partnership is subject to federal income tax with respect to interest received on the Subordinated Debentures, (ii) interest payable to the Partnership on the Subordinated Debentures will not be deductible for federal income tax purposes or (iii) the Partnership is subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges.

          "TAX MATTERS PARTNER" means the General Partner designated as such in
Section 9.11 hereof.

          "TRANSFER AGENT" means The First National Bank of Chicago and its successors and assigns.

          "TREASURY REGULATIONS" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

           "TRUSTEE" means The First National Bank of Chicago, the trustee under the Indenture, and its successors and assigns.

          "UNDERWRITERS" means the underwriters named in Schedule I to the Underwriting Agreement.

          "UNDERWRITING AGREEMENT" means the Underwriting Agreement dated _____________, 1995, among COMSAT, the Partnership and the several Underwriters named therein relating to the issuance of the Preferred Securities.


                                   ARTICLE II

                        CONTINUATION OF THE PARTNERSHIP;
                     ADMISSION OF PREFERRED SECURITY HOLDERS

          Section 2.1 CONTINUATION OF THE PARTNERSHIP. The parties hereto agree to continue the Partnership in accordance with the terms of this Agreement. The General Partner, for itself and as agent for the Limited Partners, shall accomplish all filing, recording, publishing and other acts necessary or appropriate for effectiveness of this Agreement and for compliance with all the requirements for the continuation of the Partnership as a limited partnership under the Act and under all other laws of the State of Delaware or such other jurisdictions in which the General Partner determines that the Partnership may conduct business. The rights and duties of the Partners shall be as provided herein and, subject to the terms hereof, in the Act.

          Section 2.2 NAME. The name of the Partnership is "COMSAT Capital I, L.P.", as such name may be modified from time to time by the General Partner following written notice to the Limited Partners.

          Section 2.3 BUSINESS OF THE PARTNERSHIP. The purposes of the Partnership are (a) to issue limited partnership interests in the Partnership in the form of Preferred Securities, and to use the proceeds therefrom and the capital contributed to the Partnership by the General Partner to purchase Subordinated Debentures and (b) except as otherwise limited herein, to enter into, make and perform all contracts and other undertakings, and engage in all activities and transactions as the General Partner may reasonably deem necessary or advisable for the carrying out of the foregoing purposes of the Partnership. The Partnership may not conduct any other business or operations except as contemplated by the preceding sentence.

           Section 2.4 TERM. The term of the Partnership commenced upon the filing of the Certificate in the Office of the Secretary of State of the State of Delaware and shall continue until December 31, 2094, unless dissolved before such date in accordance with the provisions of this Agreement.

          Section 2.5 REGISTERED AGENT AND OFFICE. The Partnership's registered agent and office in Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. At any time, the General Partner may designate another registered agent and/or registered office.

          Section 2.6 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Partnership shall be c/o COMSAT Corporation, 6560 Rock Spring Drive, Bethesda, MD 20817-1146. Upon ten days' written notice to the Partners, the General Partner may change the location of the Partnership's principal place of business, provided that such change has no material adverse effect upon any Partner.

          Section 2.7 NAME AND BUSINESS ADDRESS OF GENERAL PARTNER. The name and address of the General Partner are as follows:

          COMSAT Corporation
          6560 Rock Spring Drive
          Bethesda, Maryland  20817-1146
          Attention:  Chief Financial Officer

The General Partner may change its name or business address from time to time, in which event the General Partner shall promptly notify the Limited Partners of any such change.

          Section 2.8 QUALIFICATION TO DO BUSINESS. The General Partner shall cause the Partnership to become qualified, formed or registered under the applicable qualification, fictitious name or similar laws of any jurisdiction in which the Partnership transacts business.

          Section 2.9 ADMISSION OF HOLDERS OF PREFERRED SECURITIES AS LIMITED PARTNERS.

          (a) Without execution of this Agreement, upon the acquisition of an LP Certificate by a Person, whether by purchase, gift, devise or otherwise, which acquisition shall be deemed to constitute a request by such Person that the books and records of the Partnership reflect such Person's admission as a Limited Partner, such Person shall be admitted to the Partnership as a Limited Partner and shall become bound by this Agreement.

          (b) Following the first admission of a Preferred Security Holder to the Partnership as a Limited Partner, the Initial Limited Partner shall receive the return of its capital contribution without interest or deduction and will cease to be a Limited Partner.

          (c) The name and mailing address of each Partner and the amount contributed by such Partner to the capital of the Partnership shall be listed on the books and records of the Partnership. The General Partner shall be required to update the books and records from time to time as necessary to accurately reflect such information.


                                   ARTICLE III

                    CAPITAL CONTRIBUTIONS; REPRESENTATION OF
             PREFERRED SECURITY HOLDER'S INTEREST; CAPITAL ACCOUNTS

          Section 3.1  CAPITAL CONTRIBUTIONS.

          (a) The General Partner has, on or prior to the Closing Date, contributed an aggregate of $100 to the capital of the Partnership. The General Partner shall, on or prior to the Closing Date, make such additional capital contribution as is necessary for the General Partner to have contributed an aggregate of 3% of the capital contributed by all Partners as of the Closing Date.

          (b) The Initial Limited Partner has, prior to the date hereof, contributed the amount of $100 to the capital of the Partnership, which amount will be returned to the Initial Limited Partner as contemplated by Section 2.9(b).

          (c) On the Closing Date, each Person who acquires a Preferred Security from the Partnership shall, as the consideration for the acquisition of such Preferred Security, contribute to the capital of the Partnership an amount in cash equal to the Purchase Price for such Preferred Security.

          (d) No Limited Partner shall at any time be required to make any additional capital contributions to the Partnership, except as may be required by law.

          Section 3.2  PREFERRED SECURITY HOLDER'S INTEREST REPRESENTED BY
LP CERTIFICATE. A Preferred Security Holder's Interest shall be represented by the LP Certificate held by or on behalf of such Holder. Each Preferred Security Holder's respective ownership of Preferred Securities shall be set forth on the books and records of the Partnership. Each Holder hereby agrees that its Interest represented by its LP Certificate shall for all purposes be personal property.
A Preferred Security Holder shall have no interest in specific Partnership property.

          Section 3.3 CAPITAL ACCOUNTS. An individual capital account (a "CAPITAL ACCOUNT") shall be established and maintained on the books of the Partnership for each Partner in compliance with Treasury Regulation
Sections 1.704-1(b)(2)(iv) and 1.704-2, as amended. Subject to the preceding sentence, each Capital Account will be increased by the amount of the capital contributions (including the Purchase Price) made by, and the Net Income allocated to, such Partner (or predecessor in interest) and reduced by the amount of distributions made by the Partnership, and Net Losses allocated, to the Partner (or predecessor thereof). In addition, a Partner's Capital Account shall be increased or decreased, as the case may be, for any items specially allocated to such Partner under Section 4.2 of this Agreement, and, to the extent permitted under such Treasury Regulation, the General Partner's Capital Account will be increased to the extent the General Partner pays any costs or expenses of the Partnership directly out of the General Partner's own funds.

          Section 3.4 INTEREST ON CAPITAL CONTRIBUTIONS. Except as provided herein, no Partner shall be entitled to interest on or with respect to any capital contribution to the Partnership.

          Section 3.5 WITHDRAWAL AND RETURN OF CAPITAL CONTRIBUTIONS. Subject to Sections 2.9(b) and 3.1(b), no Partner shall be entitled to withdraw any part of such Partner's capital contribution to the Partnership or be entitled to receive any distributions from the Partnership, except as provided in this Agreement.


                                   ARTICLE IV

                                   ALLOCATIONS

          Section 4.1 PROFITS AND LOSSES. After giving effect to the special allocations set forth in Section 4.2,

          (a) the Partnership's Net Income for each Fiscal Period of the Partnership shall be allocated as follows:

          (i) First, to each Holder, as of the close of business on the record date for such Fiscal Period, an amount of Net Income equal to the excess of
     (x) the Dividends accrued on such Holder's Preferred Securities from the Closing Date through and including the close of business on the record date for such Fiscal Period, including any Additional Dividends payable with respect thereto, over (y) the amount of Net Income allocated to each such Holder (or predecessor thereof) pursuant to this Section 4.1(a)(i) in all prior Fiscal Periods, including any Additional Dividends payable with respect thereto.

          (ii) Second, to each Holder, as of the close of business on the record date for such Fiscal Period, an amount of Net Income equal to the excess of (x) all Net Losses allocated to each such Holder (or predecessor thereof) from the date of issuance of each of such Holder's Preferred Securities through and including the close of such Fiscal Period pursuant to Section 4.1(b)(ii) over (y) the amount of Net Income allocated to such Holder (or predecessor thereof) pursuant to this Section 4.1(a)(ii) in all prior Fiscal Periods.

          (iii) Any remaining Net Income shall be allocated to the General Partner.

          (b) The Partnership's Net Loss for any Fiscal Period shall be allocated as follows:

          (i) First, to the General Partner until the balance of the General Partner's Capital Account is reduced to zero.

          (ii) Second, among the Holders in proportion to their respective aggregate Capital Account balances, until the Capital Account balances of such Holders are reduced to zero; PROVIDED, HOWEVER, that the General Partner shall make appropriate adjustments in these allocations, in accordance with Section 4.1(c), with respect to any Preferred Securities as to which Net Income has been allocated with respect to Dividends that accrued but were not paid.

          (iii)  Any remaining Net Loss shall be allocated to the General
     Partner.

          (c) The General Partner shall make such changes to the allocations in Sections 4.1(a) and 4.1(b) as it deems reasonably necessary so that, in the year of the Partnership's dissolution, winding-up or termination, amounts distributed to the Preferred Security Holders in accordance with Section 11.4(a) shall equal the aggregate of the stated liquidation preference of $25 per Preferred Security and accrued and unpaid Dividends to the date of payment, including any Additional Dividends accrued thereon (the "LIQUIDATION DISTRIBUTION"), unless, in connection with such dissolution, winding-up or termination, Subordinated Debentures in a principal amount equal to the aggregate liquidation preference of the Preferred Securities have been distributed on a pro rata basis to the Holders.

          Section 4.2  SPECIAL ALLOCATIONS.

          (a)  All expenditures described in Code Section 705(a)(2)(B) and
Section 9.3 hereof that are incurred by, or on behalf of, the Partnership shall be allocated entirely to the General Partner.

          (b) In the event any Holder unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation
Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership Net Income shall be specially allocated to such Holder in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit, if any, in the balance of the Capital Account of such Holder as quickly as possible. This Section 4.2(b) is intended to comply with the qualified income offset provision in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

          (c) For purposes of determining the profits, losses or any other items allocable to any period, profits, losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the General Partner using any method that is permissible under Section 706 of the Code and the Treasury Regulations promulgated thereunder. Unless otherwise specified, such profits, losses or other items shall be determined for each Fiscal Period.

          (d) The Partners and Holders, by becoming parties to this Agreement, either by execution hereof or pursuant to Section 2.9, will be deemed to be aware of the income tax consequences of the allocations made by this Article IV and will be deemed to have agreed to be bound by the provisions of this Article IV in reporting their shares of Partnership Net Income and Net Loss for U.S. federal income tax purposes.

          (e) Notwithstanding anything to the contrary that may be expressed or implied in this Article IV, the interest of the General Partner in each item of income, gain, loss, deduction and credit will be equal to at least (i) at any time that aggregate capital contributions to the Partnership are equal to or less than $50,000,000, 1% of each such item and (ii) at any time that aggregate capital contributions to the Partnership are greater than $50,000,000, 1% of each such item, multiplied by a fraction (not exceeding one and not less than 0.2), the numerator of which is $50,000,000 and the denominator of which is the lesser of the aggregate Capital Account balances of the Capital Accounts of all Partners at such time and the aggregate capital contributions to the Partnership of all Partners at such time.

          (f) The Partners intend that the allocations under Section 4.1 conform to Treasury Regulations Sections 1.704-1(b) and 1.704-2 (including, without limitation, the minimum gain chargeback, chargeback of partner nonrecourse debt minimum gain, qualified income offset and partner nonrecourse debt provisions of such Treasury Regulations), and the General Partner shall make such changes in the allocations under Section 4.1 as it believes are reasonably necessary to meet the requirements of such Treasury Regulations.

          (g) Solely for the purpose of adjusting the Capital Accounts of the Partners, and not for tax purposes, if any property is distributed in kind to any Partner, the difference between its fair market value and its book value at the time of distribution shall be treated as gain or loss recognized by the Partnership and allocated pursuant to the provisions of Section 4.1.

          Section 4.3 ALLOCATIONS FOR INCOME TAX PURPOSES. The income, gains, losses, deductions and credits of the Partnership shall be allocated in the same manner as the items entering into the computation of Net Income and Net Loss are allocated under Sections 4.1 and 4.2; PROVIDED, HOWEVER, that solely for federal, state and local income and franchise tax purposes, but not for book or Capital Account purposes, income, gain, loss and deductions with respect to any property properly carried on the Partnership's books at a value other than the tax basis of such property shall be allocated in a manner determined in the General Partner's discretion, so as to take into account (consistently with Code
Section 704(c) principles) the difference between such property's book value and its tax basis. Notwithstanding anything to the contrary set forth in this Agreement, the General Partner is authorized to modify the allocations of this
Section 4.3, and Sections 4.1 and 4.2, if necessary or appropriate, in the General Partner's sole discretion, for the allocations to fairly reflect the economic gain, income or loss to each of the Partners, or as otherwise required by the Code or the Treasury Regulations.

          Section 4.4 WITHHOLDING. The Partnership shall comply with withholding requirements under federal, state and local law and shall remit amounts withheld to and file required forms with applicable jurisdictions. To the extent that the Partnership is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Partner, the amount withheld shall be deemed to be a distribution in the amount of the withholding to the Partner. In the event of any claimed over-withhold-ing, Partners shall be limited to an action against the applicable jurisdiction. If the amount withheld was not withheld from actual distributions, the Partnership may reduce subsequent distributions by the amount of such with-holding. Each Partner agrees to furnish the Partnership with any representations and forms as shall reasonably be requested by the Partnership to assist it in determining the extent of, and in fulfilling, its withholding obligations.


                                    ARTICLE V

                           DIVIDENDS AND DISTRIBUTIONS

          Section 5.1 DIVIDENDS. Limited Partners shall receive periodic Dividends, if any, Additional Dividends, if any, redemption payments and liquidation distributions in accordance with the terms of the Preferred Securities set forth in Article VI. Subject to the rights of the Preferred Security Holders, all remaining cash shall be distributed to the General Partner at such time as the General Partner shall determine.

          Section 5.2 LIMITATIONS ON DISTRIBUTIONS. The Partnership shall not make a distribution to any Partner on account of such Partner's Interest if such distribution would violate Section 17-607 of the Act or other applicable law.


                                   ARTICLE VI

                        ISSUANCE OF PREFERRED SECURITIES

          Section 6.1  GENERAL PROVISIONS REGARDING PREFERRED SECURITIES.

          (a) There is hereby authorized for issuance and sale Preferred Securities having an aggregate liquidation preference not greater than $200,000,000 and having the designation, annual Dividend rate, liquidation preference, redemption terms and other powers, preferences and special rights and limitations set forth in this Article VI. The aggregate liquidation preference of Preferred Securities authorized hereunder shall be reduced on the Closing Date to the aggregate liquidation preference of such Preferred Securities as shall have been purchased on the Closing Date by the Underwriters.

          (b) The payment of Dividends, Additional Dividends, if any, and payments of distributions by the Partnership in liquidation or on redemption in respect of Preferred Securities shall be guaranteed by COMSAT pursuant to, and to the extent provided in, the Guarantee. The Guarantee constitutes a guarantee of payment and not of collection. The Holders hereby authorize the General Partner to hold the Guarantee on behalf of the Holders. In the event of an appointment of a Special Representative pursuant to Section 6.2(f) to, among other things, enforce the rights of the Holders under the Guarantee, the Special Representative may take possession of the Guarantee for such purpose. If no Special Representative has been appointed to enforce the Guarantee, the General Partner has the right to enforce the Guarantee on behalf of the Holders. The Holders of not less than 10% in aggregate liquidation preference of all outstanding Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the Guarantee, including the giving of directions to the General Partner or the Special Representative, as the case may be. If the General Partner or the Special Representative fails to enforce the Guarantee as provided above, a Holder may institute a legal proceeding directly against the guarantor under the Guarantee to enforce its rights under the Guarantee, without first instituting a legal proceeding against the Partnership or any other Person. The Preferred Security Holders, by acceptance of such Preferred Securities, acknowledge and agree to the subordination provisions and other terms of the Guarantee.

          (c) The proceeds received by the Partnership from the issuance of Preferred Securities, together with the proceeds of the capital contributed by the General Partner pursuant to Section 3.1(a) of this Agreement, shall be invested by the Partnership in Subordinated Debentures with (i) an aggregate principal amount equal to such aggregate invested proceeds and (ii) an interest rate at least equal to the Dividend rate of the Preferred Securities.

          (d) The Partnership may not issue any other limited partnership interests in or preferred securities of the Partnership, nor may it incur any indebtedness. All Preferred Securities shall rank senior to all other Interests in the Partnership in respect of the right to receive Dividends, Additional Dividends or other distributions (including, without limitation, any distribution out of the assets of the Partnership upon voluntary or involuntary liquidation, dissolution, winding-up or termination of the Partnership). All Preferred Securities redeemed, purchased or otherwise acquired by the Partnership shall be canceled. The Preferred Securities will be issued in registered form only. Dividends on all Preferred Securities shall be cumu-lative.

          (e) Notwithstanding that Holders of Preferred Securities are entitled to vote or consent as provided in this Agreement, any of the Preferred Securities that are owned by COMSAT or by any entity owned more than 50% by COMSAT, or by any entity controlled by COMSAT, either directly or indirectly, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

          (f) No Holder shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional limited partnership interests, or of securities convertible into any Preferred Securities or other limited partnership interests, whether now or hereafter authorized and whether issued for cash or other consideration or by way of a Dividend.

          Section 6.2  PREFERRED SECURITIES.

          (a) DESIGNATION. The Preferred Securities, liquidation preference $25 per Preferred Security, are hereby designated as "____% CUMULATIVE MONTHLY INCOME PREFERRED SECURITIES".

          (b) DIVIDENDS. (i) Preferred Security Holders shall be entitled to receive, when, as and if available and determined to be so payable by the General Partner, except as otherwise provided below, cumulative Dividends at a rate per annum of ____% of the stated liquidation preference of $25 per Preferred Security, calculated on the basis of a 360-day year consisting of 12 months of 30 days each. For any period shorter than a full monthly Dividend period, Dividends will be computed on the basis of the actual number of days elapsed in such period. Dividends shall be payable in United States dollars monthly in arrears on the last day of each calendar month of each year, commencing ______________, 1995. Such Dividends will accrue and be cumulative whether or not they have been declared and whether or not there are funds of the Partnership legally available for the payment of Dividends. Dividends on the Preferred Securities shall be cumulative and shall accrue from the Closing Date. Additional Dividends upon any Dividend arrearages shall be declared and paid in order to provide, in effect, monthly compounding on such Dividend arrearages at a rate of ____% per annum compounded monthly and such Additional Dividends shall accrue. In the event that any date on which Dividends are payable on the Pre-ferred Securities is not a Business Day, then payment of the

Dividend payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

          (ii) Dividends on the Preferred Securities must be declared monthly and be paid on the last day of each calendar month (each a "DIVIDEND PAYMENT DATE") to the extent that the Partnership has, on such date, (x) funds legally available for the payment of such Dividends and (y) cash on hand sufficient to permit such payments, it being understood that to the extent that funds are not available to pay in full all accrued and unpaid Dividends, the Partnership may pay partial pro rata Dividends to the extent of funds legally available therefor. Dividends will be payable to the Holders as they appear on the books and records of the Partnership on the relevant record dates, which will be one Business Day prior to the relevant Dividend Payment Date. In the event the Preferred Securities shall not continue to remain in book-entry-only form as described in Section 10.4 hereof, the General Partner shall have the right to select relevant record dates, which shall be more than one Business Day prior to the relevant Dividend Payment Date. In the event of any extended interest payment period with respect to the Subordinated Debentures resulting in the deferral of the payment of Dividends on the Preferred Securities, the Partnership shall give written notice by first-class mail to the Holders as to such extended interest payment period no later than the last date on which it would be required to notify the NYSE of the record or payment date of the related Dividend on the Preferred Securities.

          (iii)  The Partnership shall not:

          (A) pay, declare or set aside for payment, any dividends or other distributions on any other Interests in the Partnership; or

          (B) redeem, purchase or otherwise acquire any other Interests in the Partnership;

until, in each case, such time as all accrued and unpaid Dividends on all of the Preferred Securities, including any Additional Dividends thereon, shall have been paid in full for all Dividend periods terminating on or prior to the date of such payment or the date of such redemption, purchase or acquisition, as the case may be.

          (c) REDEMPTION. (i) The Preferred Securities are redeemable at the option of the Partnership, in whole or in part, from time to time, on or after __________________, at $25 per Preferred Security plus accrued and unpaid Dividends (whether or not earned or declared) to the date fixed for redemption, including any Additional Dividends accrued thereon (the "REDEMPTION PRICE"). In the event that fewer than all the outstanding Preferred Securities are to be so redeemed, the Preferred Securities to be redeemed will be selected by lot. If a partial redemption would result in the delisting of the Preferred Securities, the Partnership may only redeem the Preferred Securities in whole.

          (ii) If a Tax Event shall occur and be continuing, the General Partner shall elect to (a) redeem the Preferred Securities in whole (and not in part) at the Redemption Price within 90 days following the occurrence of such Tax Event; PROVIDED that if at the time there is available to the General Partner the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Partnership or COMSAT, the General Partner will pursue such measure in lieu of redemption; (b) dissolve the Partnership and cause the Subordinated Debentures to be distributed to the Holders in liquidation of the Partnership; or (c) cause the Preferred Securities to remain outstanding and pay Additional Interest on the Subordinated Debentures.

          (iii) If an Investment Company Event shall occur and be continuing, the General Partner shall elect to either (a) redeem the Preferred Securities in whole (and not in part) at the Redemption Price within 90 days following the occurrence of such Investment Company Event; PROVIDED that if at the time there is available to the General Partner the opportunity to eliminate, within such 90-day period, the Investment Company Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Partnership or COMSAT, the General Partner will pursue such measure in lieu of redemption; or (b) dissolve the Partnership and cause the Subordinated Debentures to be distributed to the Holders in liquidation of the Partnership, within 90 days following the occurrence of such Investment Company Event.

          (iv) Upon the repayment of the Subordinated Debentures at maturity or upon any acceleration, earlier redemption or otherwise, the proceeds from such repayment shall be applied to redeem the Preferred Securities, in whole, at the Redemption Price. In the case of any redemption pursuant to this clause (iv), the Preferred Securities shall only be redeemed when repayment of the Subordinated Debentures has actually been received by the Partnership.

          (v) The Partnership may not redeem fewer than all the outstanding Preferred Securities unless all accrued and unpaid dividends have been paid on all Preferred Securities for all monthly dividend periods terminating on or prior to the date of redemption.

          (d) REDEMPTION PROCEDURES. (i) Notice of any redemption (a "NOTICE OF REDEMPTION") of the Preferred Securities to be redeemed pursuant to Section 6.2(c) will be given by the Partnership by first-class mail to each record Holder not fewer than 30 nor more than 60 days prior to the date fixed for redemption thereof. For purposes of the calculation of the date of redemption and the dates on which notices are given pursuant to this paragraph (d)(i), a Notice of Redemption shall be deemed to be given on the day such notice is first mailed by first-class mail, postage prepaid, to each Holder. Each Notice of Redemption shall be addressed to each Holder at the address of the Holder appearing in the books and records of the Partnership. If all of the Preferred Securities are represented by Book-Entry Interests, Notices of Redemption shall be sent to the Clearing Agency. No defect in the Notice of Redemption or in the mailing thereof with respect to any Preferred Security shall affect the validity of the redemption proceedings with respect to any other Preferred Security. Subject to the last sentence of Section 6.2(c)(iv), any Notice of Redemption shall be irrevocable.

          (ii) If the Partnership gives a Notice of Redemption in respect of the Preferred Securities and all of the Preferred Securities are represented by Book-Entry Interests, then, by 12:00 noon, New York time, on the redemption date, the Partnership will irrevocably deposit with the Clearing Agency funds sufficient to pay the applicable Redemption Price and will give the Clearing Agency irrevocable instructions and authority to pay the Redemption Price to the Holders; if all of the Preferred Securities are not represented by Book-Entry Interests, the Partnership may pay the Redemption Price to a Holder by check upon presentation by a Holder of the corresponding LP Certificate. If a Notice of Redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the Preferred Security Holders who hold such Preferred Securities so called for redemption will cease, except the right of the Holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Partnership or by COMSAT pursuant to the Guarantee, Dividends on such Preferred Securities (including any Additional Dividends thereon) will continue to accrue at the then applicable rate, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

          (iii) Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), COMSAT or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

          (e) LIQUIDATION RIGHTS. In the event of any voluntary or involuntary dissolution, winding-up or termination of the Partnership, the Holders will have the rights provided in Section 11.4 hereof.

          (f) VOTING RIGHTS -- SPECIAL REPRESENTATIVE. (i) If (x) the Partnership fails to pay Dividends in full on the Preferred Securities for 18 consecutive months, (y) an Event of Default (as defined in the Indenture) occurs and is continuing on the Subordinated Debentures or (z) COMSAT is in default on any of its payment or other obligations under the Guarantee, then the Holders, upon the affirmative vote of at least a Majority in Liquidation Preference of the Preferred Securities, will be entitled to appoint and authorize a Special Representative to enforce the Partnership's rights as a creditor under the Indenture and the Subordinated Debentures, to enforce the rights of the Holders under the Guarantee and to enforce the rights of the Holders to receive Dividends (including Additional Dividends) on the Preferred Securities. The Special Representative shall not be admitted as a general partner in the Partnership or otherwise be deemed to be a general partner in the Partnership and shall have no liability for the debts, obligations or liabilities of the Partnership.

          (ii) In furtherance of the foregoing, and without limiting the powers of any Special Representative so appointed and for the avoidance of any doubt concerning the powers of the Special Representative, any Special Representative, in its own name and as Special Representative of the Partnership, may institute a proceeding, including, without limitation, any suit in equity, an action at law or other judicial or administrative proceeding, to enforce the Partnership's rights directly against COMSAT, or any other obligor in connection with such obligations on behalf of the Partnership, and may prosecute such proceeding to judgment or final decree, and enforce the same against COMSAT or any other obligor in connection with such obligations and collect, out of the property, wherever situated, of COMSAT or any such other obligor upon such obligations, the monies adjudged or decreed to be payable in the manner provided by law.

          (iii) For purposes of determining whether the Partnership has failed to pay Dividends in full for 18 consecutive months, Dividends shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative Dividends have been or contemporaneously are paid with respect to all monthly Dividend periods terminating on or prior to the date of payment of such full cumulative Dividends. Not later than 30 days after such right to appoint a Special Representative arises and upon not less than 15 days' written notice by first-class mail to the Holders, the General Partner will convene a meeting for the purpose of appointing a Special Representative. If the General Partner fails to convene such meeting within such 30-day period, the Holders of not less than 10% in Liquidation Preference of the Preferred Securities will be entitled to convene such meeting. Except as provided herein, the provisions of Section
12.3 relating to the convening and conduct of meetings of the Partners will apply with respect to any such meeting. Any Special Representative so appointed shall cease to be a Special Representative of the Partnership and the Limited Partners if the Partnership (or COMSAT pursuant to the Guarantee) shall have paid in full all accrued and unpaid Dividends (including any Additional Dividends) on the Preferred Securities or such default or breach, as the case may be, shall have been cured and COMSAT, in its capacity as the General Partner, shall continue the business of the Partnership without dissolution. Notwithstanding the appointment of any such Special Representative, COMSAT shall continue as General Partner and shall retain all rights under the Indenture, including the right to extend the interest payment period from time to time to a period not exceeding 60 consecutive months.

          (g) VOTING RIGHTS -- CERTAIN AMENDMENTS. (i) If any proposed amendment to this Agreement provides for, or the General Partner otherwise proposes to effect, (x) any action which would adversely affect the powers, preferences or special rights of the Preferred Securities, whether by way of amendment to this Agreement or otherwise (including, without limitation, the authorization or issuance of any limited partnership interests in the Partnership other than the Preferred Securities) or
(y) the dissolution, winding-up or termination of the Partnership (other than in connection with the distribution of Subordinated Debentures upon the occurrence of a Tax Event or Investment Company Event, or as described in Section 9.12, then the Holders of outstanding Preferred Securities will be entitled to vote on such amendment or proposal of the General Partner (but not on any other amendment or proposal) and such amendment or proposal shall not be effective except with the approval of Holders of not less than 66 2/3% in Liquidation Preference of the Preferred Securities having a right to vote on the matter; PROVIDED, HOWEVER, that no such approval shall be required if the dissolution, winding-up or termination of the Partnership is proposed or initiated pursuant to Section 11.2 hereof.

          (ii) Any required approval of Holders may be given at a separate meeting of such Holders convened for such purpose, at a meeting of all of the Partners in the Partnership or pursuant to written consent. The Partnership will cause written notice of any meeting at which Holders are entitled to vote, or of any matter upon which action by written consent of such Holders is to be taken, to be mailed by first-class mail to each Holder of record of Preferred Securities at least 15 days prior to the date of such meeting or the date by which such action is to be taken. Each such notice will include a statement setting forth (x) the date of such meeting or the date by which such action is to be taken, (y) a description of any resolution proposed for adoption at such meeting on which such Holders are entitled to vote or of such matter upon which written consent is sought and (z) instructions for the delivery of proxies or consents. No vote or consent of the Holders will be required for the Partnership to redeem and cancel Preferred Securities in accordance with this Agreement.

          (iii) Except as provided in this Section 6.2, Holders shall have no voting rights, and the Holders may not remove or replace the General Partner.

                                    ARTICLE VII

                      BOOKS OF ACCOUNT, RECORDS AND REPORTS

          Section 7.1   BOOKS AND RECORDS.

          (a) Proper and complete records and books of account of the Partnership shall be kept by the General Partner in which shall be entered fully and accurately all transactions and other matters relative to the Partnership's business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character, including a Capital Account for each Partner. The books and records of the Partnership, together with a copy of this Agreement and of the Certificate, shall at all times be maintained at the principal office of the General Partner and shall be open to the inspection and examination of the Partners or their duly authorized repre-sentatives for a proper purpose during reasonable business hours.

          (b) The General Partner may, for such period of time that the General Partner deems reasonable, keep confidential from the Partners any information with respect to the Partnership the disclosure of which the General Partner reasonably believes is not in the best interests of the Partnership or is adverse to the interests of the Partnership or which the Partnership or the General Partner is required by law or by an agreement with any Person to keep confidential.

          (c) Within three months after the close of each Fiscal Year, the General Partner shall transmit to each Partner a statement indicating such Partner's share of each item of Partnership income, gain, loss, deduction or credit for such Fiscal Year for federal income tax purposes.

          Section 7.2 ACCOUNTING METHOD. For both financial and tax reporting purposes and for purposes of determining profits and losses, the books and records of the Partnership shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Partnership transactions and be appropriate and adequate for the Partnership's business. The Partnership's taxable year shall be the calendar year.

                                   ARTICLE VIII

                            POWERS, RIGHTS AND DUTIES
                             OF THE LIMITED PARTNERS

          Section 8.1 LIMITATIONS. Other than as set forth in this Agreement, the Limited Partners shall not participate in the management or control of the Partnership's business, property or other assets nor shall the Limited Partners transact any business for the Partnership, nor shall the Limited Partners have the power to act for or bind the Partnership, said powers being vested solely and exclusively in the General Partner. The Limited Partners shall have no interest in the properties or assets of the General Partner, or any equity therein, or in any proceeds of any sales thereof (which sales shall not be restricted in any respect, by virtue of acquiring or owning an Interest in the Partnership).

          Section 8.2 LIABILITY. Subject to the provisions of the Act, no Limited Partner shall be liable for the repayment, satisfaction or discharge of any debts or other obligations of the Partnership in excess of the Capital Account balance of such Limited Partner.

          Section 8.3 PRIORITY. No Limited Partner shall have priority over any other Limited Partner as to Partnership allocations or distributions.


                                   ARTICLE IX

                           POWERS, RIGHTS AND DUTIES
                             OF THE GENERAL PARTNER

          Section 9.1 AUTHORITY. Subject to the limitations provided in this Agreement, the General Partner shall have exclusive and complete authority and discretion to manage the operations and affairs of the Partnership and to make all decisions regarding the business of the Partnership. Any action taken by the General Partner shall constitute the act of and serve to bind the Partnership. In dealing with the General Partner acting on behalf of the Partnership, no Person shall be required to inquire into the authority of the General Partner to bind the Partnership. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner, as set forth in this Agreement.

          Section 9.2 POWERS AND DUTIES OF GENERAL PARTNER. Except as otherwise specifically provided herein, the General Partner shall have all rights and powers of a general partner under the Act, and shall have all authority, rights and powers in the management of the Partnership business to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement, including by way of illustration but not by way of limitation, the following:

          (a) to secure the necessary goods and services required in performing the General Partner's duties for the Partnership;

          (b) to exercise all powers of the Partnership, on behalf of the Partnership, in connection with enforcing the Partnership's rights under the Subordinated Debentures and the Guarantee;

          (c) to issue Preferred Securities and to admit Limited Partners in connection therewith in accordance with this Agreement;

          (d) to act as registrar and transfer agent for the Preferred Securities or designate an entity to act as registrar and transfer agent;

          (e) to establish a record date with respect to all actions to be taken hereunder that require a record date be established, including with respect to Dividends and voting rights and to make determinations as to the payment of Dividends, and make or cause to be made all other required payments to Holders and to the General Partner;

          (f) to open, maintain and close bank accounts and to draw checks and other orders for the payment of money;

          (g) to bring or defend, pay, collect, compromise, arbitrate, resort to legal action, or otherwise adjust claims or demands of or against the Partnership;

          (h) to deposit, withdraw, invest, pay, retain and distribute the Partnership's funds in a manner consistent with the provisions of this Agreement;

          (i) to take all action which may be necessary or appropriate for the preservation and the continuation of the Partnership's valid existence, rights, franchises and privileges as a limited partnership under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged;

          (j) to cause the Partnership to enter into and perform, on behalf of the Partnership, the Underwriting Agreement and to cause the Partnership to purchase the Subordinated Debentures without any further act, vote or approval of any Partner; and

          (k) to execute and deliver any and all documents or instruments, perform all duties and powers and do all things for and on behalf of the Partnership in all matters necessary or desirable or incidental to the foregoing.

          Section 9.3 EXPENSES PAYABLE BY GENERAL PARTNER. The General Partner hereby assumes and shall be liable for the debts, obligations and liabilities of the Partnership and agrees to pay to each Person or entity to whom the Partner-ship is now or hereafter becomes indebted or liable, whether such indebtedness, obligations or liabilities arise in contract, tort or otherwise, (including, without limitation, payment obligations arising under Section 7.3 of this Agreement, but excluding payment obligations of COMSAT to Holders of the Preferred Securities in such Holders' capacities as Holders, such obligations being separately guaranteed under the Guarantee) (the "BENEFICIARIES") the full payment of such indebtedness and any and all liabilities, when and as due. This agreement is intended to be for the benefit of and to be enforceable by all such Beneficiaries whether or not such Beneficiaries have received notice hereof.

          Section 9.4 LIABILITY. Except as expressly set forth in this Agreement, (a) the General Partner shall not be personally liable for the return of any portion of the capital contributions (or any return thereon) of the Limited Partners; (b) the return of such capital contributions (or any return thereon) shall be made solely from assets of the Partnership; and (c) the General Partner shall not be required to pay to the Partnership or to any Limited Partner any deficit in any Limited Partner's Capital Account upon dissolution or otherwise. Other than as provided under the Act, no Limited Partner shall have the right to demand or receive property other than cash for its respective Interest in the Partnership.

          Section 9.5  EXCULPATION.

          (a) No Covered Person shall be liable, responsible, or accountable in damages or otherwise to the Partnership or any Limited Partner (in its capacity as such) or any Affiliate of any Limited Partner for any loss, damages or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement or by law; PROVIDED, HOWEVER, that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Persons's gross negligence or willful misconduct with respect to such acts or omissions.

          (b) No Covered Person shall be deemed to have acted with gross negligence or willful misconduct if such Covered Person relied in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

          Section 9.6  FIDUCIARY DUTY.

          (a) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to any Limited Partner (in its capacity as such) or any Affiliate of any Limited Partner, a Covered Person acting under this Agreement shall not be liable to the Partnership or to any other Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

          (b) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between Persons, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Partnership or any Partner, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Covered Person, the resolution, action or terms so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

          (c) Whenever in this Agreement a Covered Person is permitted or required to make a decision (i) in its "discretion" or under a grant of similar authority, the Covered Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or any other Person, or (ii) in its "good faith" or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

          Section 9.7  [INTENTIONALLY OMITTED.]

          Section 9.8 INVESTMENT COMPANY OR TAX ACTIONS. The General Partner is authorized and directed to conduct its affairs and to operate the Partnership in such a way that the Partnership would not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as a corporation for federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of COMSAT for federal income tax purposes. In this connection, the General Partner is authorized to take any action not inconsistent with applicable law, the Certificate of Limited Partnership or this Agreement, and that does not materially and adversely affect the interests of Holders, that the General Partner determines in its discretion to be necessary or desirable for such purposes.

          Section 9.9 OUTSIDE BUSINESSES. Any Partner or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Partnership, and the Partnership and the Partners shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom and the pursuit of any such venture, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper. No Partner or Affiliate thereof shall be obligated to present any particular investment opportunity to the Partnership even if such opportunity is of a character that, if presented to the Partnership, could be taken by the Partnership, and any Partner or

Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

               Section 9.10  LIMITS ON GENERAL PARTNER'S POWERS.

          (a) Anything in this Agreement to the contrary notwithstanding, the General Partner shall not cause or permit the Partnership to:

               (i)  acquire any assets other than as expressly provided herein;

               (ii) do any act which would make it impractical or impossible to carry on the ordinary business of the Partnership;

               (iii) possess Partnership property for other than a Partnership purpose;

               (iv) admit a Person as a Partner, except as expressly provided in this Agreement;

               (v) make any loans to the General Partner or its Affiliates, other than loans represented by the Subordinated Debentures;

               (vi) perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction;

               (vii) engage in any activity that is not consistent with the purposes of the Partnership, as set forth in Section 2.3;

               (viii) without the written consent of 66 2/3% in Liquidation Preference of the Preferred Securities, have an order for relief entered with respect to the Partnership or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of the Partnership's property, or make any assignment for the benefit of creditors of the Partnership; or

               (ix) borrow money or become liable for the borrowings of any third party or engage in any financial or other trade or business.

                (b) So long as the Subordinated Debentures are held by the Partnership, the General Partner shall not:

               (i) direct the time, method and place of conducting any pro-ceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Subordinated Debentures,

               (ii) waive any past default which is waivable under the Indenture,

               (iii) exercise any right to rescind or annul a declaration that the principal of the Subordinated Debentures shall be due and payable,

               (iv) consent to any amendment, modification or termination of the Indenture, where such consent shall be required,

without, in each case, obtaining the prior approval of the Holders of not less than 66 2/3% in Liquidation Preference of the Preferred Securities; PROVIDED, HOWEVER, that where a consent under the Indenture would require the consent of each holder of Subordinated Debentures affected thereby, no such consent shall be given by the General Partner without the prior consent of each Holder of Preferred Securities.

               (c) The General Partner shall not revoke any action previously authorized or approved by a vote of Holders without the approval of the Holders of not less than 66 2/3% in Liquidation Preference of the Preferred Securities. The General Partner shall notify all Holders of any notice of default received from the Trustee with respect to the Subordinated Debentures.

               Section 9.11  TAX MATTERS PARTNER.

               (a) For purposes of Code Section 6231(a)(7), the "TAX MATTERS PARTNER" shall be the General Partner as long as it remains the general partner of the Partnership. The Tax Matters Partner shall keep the Limited Partners fully informed of any inquiry, examination or proceeding.

               (b) The General Partner shall not make an election in accordance with Section 754 of the Code.

               (c) The General Partner and the Preferred Security Holders acknowledge that they intend, for U.S. federal income tax purposes, that the Partnership shall be treated as a partnership and that the General Partner and the Preferred Security Holders shall be treated as Partners of such Partnership for such purposes.

                Section 9.12 MERGER, CONSOLIDATION OR AMALGAMATION OF THE PARTNERSHIP. Except as permitted in this Section 9.12, the Partnership may not, and the General Partner shall not permit the Partnership to, consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. The Partnership may, without the consent of the Holders, consolidate, amalgamate, merge with or into, or be replaced by a limited partnership, a limited liability company or a trust organized as such under the laws of any state of the United States of America or of the District of Columbia; PROVIDED, that (i) such successor entity either
(x) expressly assumes all of the obligations of the Partnership under the Preferred Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "SUCCESSOR SECURITIES") so long as the Successor Securities rank, with respect to participation in the profits, dividends and assets of the successor entity, at least as high as the Preferred Securities rank with respect to participation in the profits, Dividends and assets of the Partnership, (ii) COMSAT expressly acknowledges such successor entity as the holder of the Subordinated Debentures,
(iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, as that term is used in Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the powers, preferences and other special rights of Holders of Preferred Securities (including holders of any Successor Securities) in any material respect (other than with respect to any dilution of the Holders' interest in the new entity), (vi) such successor entity has a purpose substantially identical to that of the Partnership, (vii) COMSAT has provided a guarantee to the holders of the Successor Securities with respect to such successor entity having substantially the same terms as the Guarantee, and
(viii) prior to such merger, consolidation, amalgamation or replacement, COMSAT has received an opinion of nationally recognized independent counsel to the Partnership experienced in such matters to the effect that (x) such successor entity will not be treated as an association taxable as a corporation for federal income tax purposes, (y) following such merger, consolidation, amalgamation or replacement, neither COMSAT nor such successor entity will be required to register as an investment company under the 1940 Act and (z) such merger, consolidation, amalgamation or replacement will not adversely affect the limited liability of the Holders.


                                    ARTICLE X

                       TRANSFERS OF INTERESTS BY PARTNERS

               Section 10.1  TRANSFER OF INTERESTS.

               (a) Preferred Securities shall be freely transferable by a Holder.

               (b) The General Partner may not assign its Interest in the Partnership in whole or in part under any circumstances except to a successor of COMSAT as permitted under the Indenture. The admission of such successor as a general partner of the Partnership shall be effective upon the filing of an amendment to the Certificate with the Secretary of State of the State of Delaware which indicates that such successor has been admitted as a general partner in the Partnership. If the General Partner assigns its entire Interest to a successor of COMSAT as permitted under the Indenture, the General Partner shall be deemed to have ceased to be a general partner in the Partnership simultaneously with the admission of the successor as a general partner in the Partnership and such successors assumption hereof. Any such successor general partner in the Partnership is hereby authorized to and shall continue the business of the Partnership without dissolution.

               (c) Except as provided above, no Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Agreement. Any transfer or purported transfer of any Interest not made in accordance with this Agreement shall be null and void.

               Section 10.2 TRANSFER OF LP CERTIFICATES. The General Partner shall provide for the registration of LP Certificates and of transfers of LP Certificates without charge, but upon payment (with the giving of such indemnity as the Partnership or the General Partner may require) in respect of any tax or other government charges that may be imposed in relation to it. Upon surrender for registration of transfer of any LP Certificate, the General Partner shall cause one or more new LP Certificates to be issued in the name of the designated transferee or transferees. Every LP Certificate surrendered for registration of transfer shall be accompanied by a written instrument of transfer in form satisfactory to the General Partner duly executed by the

Preferred Security Holder or his or her attorney duly authorized in writing. Each LP Certificate surrendered for registration of transfer shall be canceled by the General Partner. A transferee of an LP Certificate shall be admitted to the Partnership as a Limited Partner and shall be entitled to the rights and subject to the obligations of a Preferred Security Holder hereunder upon the receipt by a transferee of an LP Certificate. The Partnership will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption pursuant to Section 6.2.

               Section 10.3 PERSONS DEEMED PREFERRED SECURITY HOLDERS. The Partnership may treat the Person in whose name any LP Certificate shall be registered on the books and records of the Partnership as the sole holder of such LP Certificate and of the Preferred Securities represented by such LP Certificate for purposes of receiving Dividends and for all other purposes whatsoever and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such LP Certificate or in the Preferred Securities represented by such LP Certificate on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof.

               Section 10.4 BOOK-ENTRY INTERESTS. The LP Certificates, on original issuance, will be issued in the form of a global LP Certificate or LP Certificates representing the Book-Entry Interests, to be delivered to DTC, the initial Clearing Agency, by, or on behalf of, the Partnership. Such LP Certificate or LP Certificates shall initially be registered on the books and records of the Partnership in the name of Cede & Co., the nominee of DTC, and no Preferred Security Owner will receive a definitive LP Certificate representing such Preferred Security Owner's interests in such LP Certificate, except as provided in Section 10.7. Unless and until definitive, fully registered LP Certificates (the "DEFINITIVE LP CERTIFICATES") have been issued to the Preferred Security Owners pursuant to Section 10.7:

               (a) The provisions of this Section shall be in full force and effect;

               (b) The Partnership, the Special Representative and the General Partner shall be entitled to deal with the Clearing Agency for all purposes of this Agreement (including the payment of Dividends, Redemption Price and liquidation proceeds on the LP Certificates and receiving approvals, votes or consents hereunder) as the Preferred Security Holder and the sole holder of the LP Certificates and shall have no obligation to the Preferred Security Owner;

               (c) None of the Partnership, the General Partner, any Special Representative or any agent of the General Partner, the Partnership or any Special Representative shall have any liability with respect to or responsibility for the records of the Clearing Agency; and

               (d) To the extent that the provisions of this Section conflict with any other provisions of this Agreement, the provisions of this Section shall control.

               Section 10.5 NOTICES TO CLEARING AGENCY. Whenever a notice or other communication to the Preferred Security Holders is required under this Agreement, unless and until Definitive LP Certificates shall have been issued to the Preferred Security Owners pursuant to Section 10.7, the General Partner shall give all such notices and communications specified herein to be given to the Preferred Security Holders to the Clearing Agency, and shall have no obligations to the Preferred Security Owners.

               Section 10.6 APPOINTMENT OF SUCCESSOR CLEARING AGENCY. If any Clearing Agency elects to discontinue its services as securities depository with respect to the Preferred Securities, the General Partner may, in its sole discretion, appoint a successor Clearing Agency with respect to the Preferred Securities.

               Section 10.7 DEFINITIVE LP CERTIFICATES; APPOINTMENT OF PAYING AGENT. If (a) the Clearing Agency elects to discontinue its services as securities depository and no successor clearinghouse is obtained within 90 days after such discontinuance pursuant to Section 10.6 or (b) the Partnership elects to terminate the book-entry system through the Clearing Agency, then Definitive LP Certificates shall be prepared by the Partnership. In each of the above circumstances, the General Partner will appoint a paying agent to pay Dividends, redemption payments or liquidation payments on behalf of the Partnership with respect to the Preferred Securities. Upon surrender of the global LP Certificate or LP Certificates representing the Book-Entry Interests by the Clearing Agency, accompanied by registration instructions, the General Partner shall cause Definitive LP Certificates to be delivered to Preferred Security Owners in accordance with the instructions of the Clearing Agency. Neither the General Partner nor the Partnership shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Any Person receiving a Definitive LP Certificate in accordance with this Article X shall be admitted to the Partnership as a Limited Partner upon receipt of such Definitive LP Certificate and shall be registered on the books and records of the Partnership as a Preferred Security Holder. The Clearing Agency or the nominee of the Clearing Agency, as the case may be, shall cease to be a Limited Partner under this
Section 10.7 at the time that at least one additional Person is admitted to the Partnership as a Limited Partner in accordance with this Section 10.7. The Definitive LP Certificates shall be printed, lithographed or engraved or may be produced in any other manner as may be required by any national securities exchange on which the Preferred Securities may be listed and is reasonably acceptable to the General Partner, as evidenced by its execution thereof.


                                   ARTICLE XI

                            WITHDRAWAL; DISSOLUTION;
                     LIQUIDATION AND DISTRIBUTION OF ASSETS

               Section 11.1 WITHDRAWAL OF PARTNERS. The General Partner shall not at any time retire or withdraw from the Partnership except as otherwise permitted hereunder. If the General Partner retires or withdraws in contravention of this Section 11.1, it shall indemnify, defend and hold harmless the Partnership and the other Partners from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Partnership or such other Partners arising out of or resulting from such retirement or withdrawal.

               Section 11.2  DISSOLUTION OF THE PARTNERSHIP.

               (a) The Partnership shall not be dissolved by the admission of Partners in accordance with the terms of this Agreement. Except as provided in
Section 11.2(b), the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Partner, or the occurrence of any other event which terminates the Interest of a Partner in the Partnership, shall not cause the Partnership to be dissolved and its affairs wound up so long as the Partnership at all times has at least two Partners. Upon the occurrence of any such event, the business of the Partnership shall be continued without dissolution.

               (b) The Partnership shall be dissolved and terminated and its affairs shall be wound up upon the earliest to occur of any of the following events:

                (i) the expiration of the term of the Partnership, as provided in Section 2.4 of this Agreement;

               (ii) upon the bankruptcy, insolvency or dissolution of the General Partner;

               (iii) upon the assignment by the General Partner of its entire interest in the Partnership when the assignee is not admitted to the Partnership as a general partner of the Partnership in accordance with this Agreement, or the filing of a certificate of dissolution or its equivalent with respect to the General Partner, or the revocation of the General Partner's charter and the expiration of 90 days after the date of notice to the General Partner of revocation without a reinstatement of its charter, or any other event occurs which causes the General Partner to cease to be a general partner of the Partnership under the Act, unless the business of the Partnership is continued by a majority in interest of the remaining Partners in accordance with the Act;

               (iv)  in accordance with the provisions of the Preferred
          Securities;

               (v)  upon the entry of a decree of judicial dissolution under
          Section 17-802 of the Act; or

               (vi)  upon the written consent of all Partners.

For purposes of subparagraph (iii) above, "majority in interest" shall mean a majority of the profits interests and a majority of the capital interests owned by all the remaining Partners within the meaning of Rev. Proc. 94-46, 1994-28 I.R.B. 129.

               (c) Upon dissolution of the Partnership, the Liquidator shall promptly notify the Partners of such dissolution.

               (d) After the date fixed for any distribution of Subordinated Debentures upon dissolution of the Partnership, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Debentures to be delivered upon such distribution, and (iii) any certificates representing Preferred Securities not held by DTC or its nominee will be deemed to represent Subordinated Debentures having a principal amount equal to the aggregate of the stated liquidation preference of such Preferred Securities, with accrued and unpaid interest equal to the amount of accrued and unpaid Dividends on such Preferred Securities, until such certificates are presented to COMSAT or its agent for transfer or reissuance.

               Section 11.3  LIQUIDATION.

               (a) In the event of the dissolution of the Partnership for any reason, the General Partner (or, if the Partnership is dissolved pursuant to Section 11.2(b)(ii), then a liquidating agent appointed by Holders of not less than 66 2/3% in Liquidation Preference of the Preferred Securities (the General Partner or such person so appointed is hereinafter referred to as the "LIQUIDATOR")) shall commence to wind up the affairs of the Partnership and to liquidate the Partnership's assets; PROVIDED, HOWEVER, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the satisfaction of liabilities to creditors so as to enable the Partners to minimize the normal losses attendant upon liquidation. The Partners shall continue to share all income, losses and distributions during the period of liquidation in accordance with Articles IV and V. Subject to the provisions of this Article XI, the Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property pursuant to such liquidation, giving due regard to the activity and condition of the relevant market and general financial and economic conditions.

               (b) The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of the Partnership in connection with the liquidation and termination of the Partnership that the General Partner would have with respect to the assets and liabilities of the Partnership during the term of the Partnership, and the Liquidator is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and termination of the Partnership and the transfer of any assets.

               (c) Notwithstanding the foregoing, a Liquidator that is not the General Partner shall not be deemed a Partner in this Partnership and shall not have any of the economic interests in the Partnership of a Partner; and such Liquidator may be compensated for its services to the Partnership at normal customary and competitive rates for its services to the Partnership as reasonably proposed by the General Partner and agreed to by a Majority in Liquidation Preference of the Preferred Securities.

                Section 11.4  DISTRIBUTION IN LIQUIDATION.  Subject to
Section 9.3, the proceeds of liquidation shall be applied in the following order of priority (and without regard to the provisions of Section 17-804 of the Act):

               (a) to creditors of the Partnership, including Preferred Security Holders who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Partnership (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions (including Dividends) to Partners; and

               (b) following any allocations required under Section 4.1(c) of the Agreement, to the Partners in proportion to the Partners' positive Capital Account balances in accordance with Treasury Regulation
          Section 1.704-1(b)(2)(ii)(b)(2).

The distribution pursuant to this Section 11.4 may be made by distributing Subordinated Debentures on a pro rata basis to the Holders.

               Section 11.5 RIGHTS OF LIMITED PARTNERS. Each Limited Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and such Partner's capital contribution (including returns thereof), and such Partner's share of profits or losses thereof, and shall have no recourse therefor (upon dissolution or otherwise) against the General Partner, except under the Guarantee. No Partner shall have any right to demand or receive property other than cash upon dissolution and termination of the Partnership.

               Section 11.6 TERMINATION. The Partnership shall terminate when all of the assets of the Partnership shall have been disposed of and the assets shall have been distributed as provided in Section 11.4. The Liquidator shall then execute and cause to be filed a certificate of cancellation of the Partnership.


                                   ARTICLE XII

                             AMENDMENTS AND MEETINGS

               Section 12.1 AMENDMENTS. Except as provided by Section 6.2(g), this Agreement may be amended by a written instrument executed by the General Partner without the consent of any Limited Partner; PROVIDED, HOWEVER, that no amendment shall be made, and any such purported amendment shall be void and ineffective, to the extent the result thereof would be to cause the Partnership to be treated as anything other than a partnership for purposes of United States income taxation or require the Partnership to register under the 1940 Act.

               Section 12.2 AMENDMENT OF CERTIFICATE. In the event this Agreement shall be amended pursuant to Section 12.1, the General Partner shall amend the Certificate to reflect such change if it deems such amendment of the Certificate to be necessary or appropriate.

               Section 12.3  MEETINGS OF PARTNERS.

               (a) Meetings of the Limited Partners who are Holders may be called at any time by the General Partner to consider and act on any matter on which Limited Partners are entitled to act under the terms of this Agreement or
the       Act.  The General Partner shall call a meeting of Holders if directed to do so by Holders of not less than 10% in Liquidation Preference as permitted by this Agreement. Such direction shall be given by delivering to the General Partner a request in writing stating that the signing Limited Partners desire to call a meeting and indicating the general or specific purpose for which the meeting is to be called.

               (b) Unless otherwise specified herein, notice of any such meeting shall be given to all Partners not less than seven (7) Business Days nor more than 60 days prior to the date of such meeting. Each such notice shall set forth the date, time and place of the meeting, a description of any matter on which Holders are entitled to vote and instructions for the delivery of proxies or written consents.

               (c) Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if a consent in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum Interests that would be necessary to authorize or take such action at a meeting in which all Limited Partners having a right to vote thereon were present and voting. Prompt notice of the taking of action without a meeting shall be given to the Limited Partners entitled to vote who have not consented in writing. The General Partner may provide that any written ballot submitted to the Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within a specified time.

               (d) Each Partner may authorize any Person to act for it by proxy on all matters as to which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Partner or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Partner executing it.

               (e) Each meeting of Partners shall be conducted by the General Partner or by such other Person that the General Partner may designate.

               (f) The General Partner may establish all other reasonable procedures relating to meetings of Partners or the giving of written consents, in addition to those expressly provided, including notice of time, place or purpose of any meeting at which any matter is to be voted on by any Partners, waiver of any such notice, action by consent without a meeting, the establishment of a record date, quorum requirements, voting in person or by proxy or any other matter with respect to the exercise of any such right to vote.


                                  ARTICLE XIII

                                  MISCELLANEOUS

               Section 13.1 NOTICES. All notices provided for in this Agreement shall be in writing, and shall be delivered or mailed by first class or registered or certified mail or, with respect to the Partnership and General Partner, telecopied, as follows:

               (a) if given to the Partnership, in care of the General Partner at the Partnership's mailing address set forth below:

                    COMSAT Capital I, L.P.
                    c/o COMSAT Corporation
                    6560 Rock Spring Drive
                    Bethesda, Maryland  20817-1146
                    Attention:  Chief Financial Officer
                    Telecopy:  (301) 214-7132

               (b) if given to the General Partner, at its mailing address set forth below:

                    COMSAT Corporation
                    6560 Rock Spring Drive
                    Bethesda, Maryland  20817-1146
                    Attention:  Chief Financial Officer
                    Telecopy:  (301) 214-7132

               (c) if given to any other Partner, at the address set forth on the books and records of the Partnership.

          All such notices shall be deemed to have been given when received.

               Section 13.2 POWER OF ATTORNEY. Each Holder does hereby constitute and appoint the General Partner and, if applicable, any Special Representative, as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, deliver and file (a) any amendment of the Certificate required because of an amendment of this Agreement or in order to effect any change in the Partnership, (b) this Agreement, (c) any amendments to this Agreement and (d) all such other instruments, documents and certificates which from time to time may required by the laws of the United States of America, the State of Delaware or any other jurisdiction, or any political subdivision or agency thereof, to effectuate, implement and continue the valid and subsisting existence of the Partnership or to dissolve the Partnership for any other purpose consistent with this Agreement and the transactions contemplated hereby.

               The power of attorney granted hereby is coupled with an interest and shall (a) survive and not be affected by the subsequent death, incapacity, disability, dissolution, termination, or bankruptcy of the Holder granting the same or the transfer of all or any portion of such Holder's Interest and
(b) extend to such Holder's successors, assigns and legal representatives.

               Section 13.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties. It supersedes any prior agreement or understandings among them, and it may not be modified or amended in any manner other than as set forth herein.

               SECTION 13.4 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

               Section 13.5 EFFECT. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and assigns.

               Section 13.6 PRONOUNS AND NUMBER. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter shall include the masculine, feminine and neuter.

               Section 13.7 CAPTIONS. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

               Section 13.8 PARTIAL ENFORCEABILITY. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

               Section 13.9 COUNTERPARTS. This Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signature of each of the Partners to one of such counterpart signature pages. All of such counterpart signatures pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

               Section 13.10 WAIVER OF PARTITION. Each Limited Partner hereby irrevocably waives any and all rights (if any) that such Limited Partner may have to maintain any action for partition of any of the Partnership's property.

               Section 13.11 REMEDIES. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

                IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Agreement of Limited Partnership as of the date first above stated.


                              GENERAL PARTNER:

                              COMSAT Corporation, a District of Columbia corporation


                              By:
                                 ---------------------------
                                 Bruce L. Crockett
                                 President and Chief
                                 Executive Officer


                              INITIAL LIMITED PARTNER:

                              COMSAT SPV, Inc.,
                                 a Delaware corporation


                              By:
                                 ---------------------------
                                 Bruce L. Crockett
                                 President


                              PARTNERSHIP:

                              COMSAT Capital I, L.P.,
                                   a Delaware limited partnership


                              By:  COMSAT Corporation, General
                                    Partner


                              By:
                                 ---------------------------
                                 Bruce L. Crockett
                                 President

                                                                       Annex A


[IF A GLOBAL LP CERTIFICATE ADD --
          Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York Corporation ("DTC"), to COMSAT Capital I, L.P. or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. (or in such other name as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

- -------------------------------------------------------------------------------
             Certificate Number       Number of Preferred Securities
- -------------------------------------------------------------------------------
                    R-1
- -------------------------------------------------------------------------------


                                                            CUSIP NO. 205930209


                   Certificate Evidencing Preferred Securities


                                       of


                             COMSAT Capital I, L.P.


              _____% Cumulative Monthly Income Preferred Securities
               (liquidation preference $25 per Preferred Security)


               COMSAT Capital I, L.P., a limited partnership formed under the laws of the State of Delaware (the "Partnership"), hereby certifies that _____ (the "Holder") is the registered owner of _______ preferred securities of the Partnership representing limited partnership interests in the Partnership, which are designated the _____% Cumulative Monthly Income Preferred Securities (liquidation preference $25 per Preferred Security) (the "Preferred Securities"). The Preferred Securities are fully paid and are nonassessable interests in the Partnership, as to which the Partners in the Partnership who hold the Preferred Securities (the "Preferred Security Holders"), in their capacities as Partners in the Partnership, will have no liability solely by reason of being Preferred Security Holders (subject to the obligation of a Preferred Security Holder to repay any funds wrongfully distributed to it), and are freely transferable on the books and records of the Partnership, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer accompanied by a written instrument of transfer in form satisfactory to COMSAT Corporation, a District of Columbia corporation ("COMSAT"), duly executed by the Preferred Security Holder or a duly authorized attorney. The powers, preferences and special rights and limitations of the Preferred Securities are set forth in, and this certificate and the Preferred Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Limited Partnership Agreement of the Partnership dated as of __________, 1995, as the same may be amended from time to time in accordance with its terms (the "Limited Partnership Agreement"), authorizing the issuance of the Preferred Securities and determining the powers, preferences and other special rights and limitations, regarding Dividends, voting, return of capital and otherwise, and other matters relating to the Preferred Securities. Capitalized terms used herein but not defined herein shall have the meaning given them in the Limited Partnership Agreement. The Holder is entitled to the benefits of the Guarantee Agreement of COMSAT, dated as of _______________, 1995 (the "Guarantee") to the extent provided therein. The Partnership will furnish a copy of the Limited Partnership Agreement and the Guarantee to the Holder without charge upon written request to the Partnership at its principal place of business or registered office.

               The Holder, by accepting this certificate, is deemed to have agreed (i) to be bound by the provisions of the Limited Partnership Agreement and (ii) that the Subordinated Debentures acquired by the Partnership with the proceeds from the issuance of the Preferred Securities are subordinated and junior in right of payment to all Senior Indebtedness of COMSAT as and to the extent provided in the Subordinated Debentures and (iii) that the Guarantee ranks (x) subordinate and junior in right of payment to all liabilities of COMSAT, (y) PARI PASSU with the most senior preferred or preference stock now or hereafter issued by COMSAT and with any guarantee now or hereafter entered into by COMSAT in respect of any preferred or preference stock or preference securities of any Affiliate of COMSAT, and (z) senior to COMSAT Common Stock and any other class or series of capital stock of COMSAT or any of its Affiliates which by its express terms ranks junior in the payment of dividends and amounts on liquidation, dissolution, and winding-up to the Preferred Securities, in each case, as and to the extent provided in the Guarantee. Upon receipt of this certificate, the Holder is admitted to the Partnership as a Limited Partner, is bound by the Limited Partnership Agreement and is entitled to the benefits thereunder.

               IN WITNESS WHEREOF, this certificate has been executed on behalf of the Partnership by its duly authorized General Partner and countersigned by a duly authorized officer of each of COMSAT Corporation, as Guarantor, and The First National Bank of Chicago, as Registrar and Transfer Agent this _____ day of _________________, ____.


                              COMSAT CAPITAL I, L.P.


                              By:  COMSAT CORPORATION,
                                     its General Partner


                              By:
                                 ---------------------------
                                 Name:
                                 Title:


                              COMSAT CORPORATION,
                                as Guarantor


                              By:
                                 ---------------------------
                                 Name:
                                 Title:


Registered and Countersigned by
THE FIRST NATIONAL BANK OF CHICAGO


By:
   ---------------------------
      Authorized Signature